UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2026

Ultra Clean Holdings, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50646	61-1430858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26462 Corporate Avenue
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 576-4400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	UCTT	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 8, 2026, Ultra Clean Holdings, Inc. (the “Company”) announced that Michael Keogh will become the Company’s next Chief Financial Officer, effective August 5, 2026. Mr. Keogh, age 55, recently co-founded BuildQM, Inc. in March 2025, and has been serving as an advisor to Frontera Holding Company, Inc. since November 2024. Prior to that, Mr. Keogh served as Chief Financial Officer of Ford Model e Segment and Ford Integrated Services at Ford Motor Co., leading their global finance organization from October 2022 to September 2024. Mr. Keogh served as both Chief Financial Officer and Chief Operating Officer at Bright Machines, Inc., a business-to-business automation company, from July 2021 to June 2022. In that role, Mr. Keogh led the company's IPO readiness initiatives, capital raising activities, and SEC reporting efforts. Prior to that, Mr. Keogh served as Senior Vice President and General Manager of Stanley X, the innovation and venture business unit of Stanley Black & Decker, Inc., from January 2019 to July 2021, and as Chief Financial Officer, Global Emerging Markets and Stanley X Incubation from July 2018 to December 2018. Before joining Stanley Black & Decker, Mr. Keogh held several finance leadership positions at Apple Inc. from June 2012 to July 2018, including Senior Finance Director, Research and Development and Corporate Development, Director of Corporate Financial Planning and Analysis, and Director of Finance, Worldwide Operations. Earlier in his career, Mr. Keogh held finance and general management leadership positions at Intel Corporation from July 1999 to June 2012 in the United States, China, Malaysia and the Philippines, including Philippines Chief Financial Officer, Interim General Manager, Senior Director of Strategy and other finance and operations leadership roles.
Pursuant to the offer letter filed as Exhibit 10.1 hereto, the Company has agreed to pay Mr. Keogh an annual base salary of $595,000, with an annual target bonus equal to 85% of his base salary, and an initial equity grant of restricted stock units of the Company (“RSUs”) valued at $2,000,000. Mr. Keogh will also be eligible for annual equity grants consisting of 50% RSUs and 50% performance stock units (“PSUs”). All equity grants are subject to the terms and conditions of the Company’s Amended and Restated Stock Incentive Plan. All RSUs will vest over a three (3) year period, with equal parts vesting on each anniversary of Mr. Keogh's start date. All PSUs will vest at the end of a 3-year performance period, in accordance with the vesting criteria set forth in the Company’s PSU award program established by the Board of Directors. Mr. Keogh will be entitled to severance benefits under the Company’s current policy for Severance Benefits for Executive Officers (the “Severance Policy”) and the offer letter, and has entered into a Change in Control Severance Agreement with the Company, effective August 5, 2026. Under the Severance Policy and Mr. Keogh's offer letter, if Mr. Keogh is terminated without cause prior to a change in control (or resigns for good reason) and he signs a release of claims, he is entitled to receive (i) 100% of his then-current base salary, (ii) 100% of his annual bonus (based on the average annual cash bonus over the prior three years), (iii) 12 months of COBRA premiums and (iv) accelerated vesting of equity awards that would vest within 12 months. Under his Change in Control Severance Agreement, if a termination of employment occurs 3 months prior to or within 12 months after a change in control (including a resignation for good reason), Mr. Keogh's severance benefits would be increased to 150% of the sum of his then-current base salary and annual cash bonus as determined by the Company over the prior three years, 24 months of COBRA premiums and accelerated vesting of all of his unvested and outstanding equity awards. In connection with Mr. Keogh's employment, we expect that Mr. Keogh will enter into the Company’s standard Indemnification Agreement.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Exhibit Description
10.1*	Offer Letter between the Company and Michael Keogh
99.1	Press Release dated July 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	July 8, 2026	By:	/s/ Paul Y. Cho
Name: Paul Y. Cho Title: General Counsel and Corporate Secretary